Exhibit 19
Securities Trading (MIP-11)
MARRIOTT INTERNATIONAL POLICY (MIP)
REVISED: NOVEMBER 5, 2025
REVIEWED: NOVEMBER 5, 2025

Requirements
Applicability: Associates at all brands, all regions

Key Responsibilities

Policy Owner:	Senior Vice President and Associate General Counsel, Corporate Legal Affairs & U.S./Canada (Stephanie Carrick)
Policy Approver:	Executive Vice President and General Counsel (Rena Hozore Reiss)

Chief Audit Executive (CAE) and Global Internal Audit Function have oversight responsibility for the facilitation of policy updates.
Policy Owner, unless otherwise stipulated, is responsible for policy administration, compliance monitoring, implementation, and training.
Policy Approver, unless otherwise stipulated, is responsible for approval of exceptions.
1.Policy Overview
Marriott International, Inc. (collectively with its subsidiaries, Marriott) conducts its business in accordance with uncompromising ethical standards and therefore restricts trading in Marriott securities on the basis of inside information.
2.Policy
•No Marriott associate, officer or member of Marriott’s Board of Directors, or their respective Family Members or Controlled Entities (each as defined below), may buy, sell, gift, or otherwise trade in Marriott stock or securities (or securities of other companies) while he or she is aware of inside information (as defined below), including confidential information about another company that could be material, or tip such information to others.
•No Marriott associate, officer, or member of Marriott’s Board of Directors, or their respective Family Members or Controlled Entities, may at any time engage in any form of hedging or derivative transactions (such as short sales or option puts or calls) in Marriott securities.

•Restricted Associates (as described in Section 3.2 below) may trade in Marriott securities only when the trading window is open. Typically, the trading window is closed at 5:00 pm (Eastern Time) on the last business day of each fiscal quarter through the end of the first full trading day following the later of (i) the date of Marriott’s earnings press release or (ii) the date of Marriott’s earnings conference call. Marriott may close the trading window at other times as announced by the Law Department.
•Additional restrictions and requirements apply to (i) members of Marriott’s Board of Directors, and (ii) certain executive officers (as designated by the Board of Directors in accordance with Rule 16a-1(f) under the Exchange Act, Section 16 Officers) (collectively, members of the Board of Directors and Section 16 Officers are referred to as Section 16 Reporting Persons), as described below.
3.Requirements
3.1All Associates, Officers and Directors
The prohibitions in this Section 3.1 apply to all Marriott associates, officers, and members of Marriott’s Board of Directors, as well as their Family Members and Controlled Entities.
Insider trading and tipping. You may not buy, sell, gift, or otherwise trade in Marriott stock or other Marriott securities while you are aware of material nonpublic information (inside information). Inside information is any information that is not generally known or available to the investing public and would be considered important in a decision to buy, hold, or sell securities. Both good news and bad news can be material.
In addition, you may not pass inside information along to (“tip”) others or recommend that they buy, sell, gift, or otherwise trade in Marriott securities based on inside information. If, in the course of your responsibilities at Marriott, you become aware of inside information about or affecting another company, you may not buy, sell, gift, or otherwise trade in the securities of that company or tip that information to others.
Trading on inside information and tipping inside information to others is generally prohibited by law, and violations of these prohibitions may result in civil penalties, criminal fines, or jail terms. The mere fact that a person is aware of inside information is a bar to trading, and the U.S. securities laws do not recognize as a defense that a person had reasons for trading that were not based on the inside information. As such, if you inadvertently disclose inside information, or discover that someone else has done so, you should immediately report the facts to the Law Department.
Examples of inside information: The following is a list of the types of information that could be considered inside information prior to public disclosure; the list is illustrative and non-exhaustive and items depend on the particular facts and circumstances:
•Marriott’s annual or quarterly financial results (actual or projected);
•significant changes or trends in RevPAR, occupancy, average daily rate, or net rooms growth;
•launch of a major new brand, product, service, or strategic relationship;

•significant corporate borrowings or major financings not in the ordinary course;
•any action or event which has or is likely to result in a special or extraordinary charge against earnings or capital;
•any significant non-routine action or event such as a significant proposed joint venture, merger, or acquisition or disposition of stock or assets;
•a change in control or a significant change in Marriott’s leadership or other key personnel;
•a call of securities for redemption (other than at par);
•Marriott’s public or private sale of a significant amount of additional securities not in the ordinary course;
•the threat of new significant litigation or important developments in existing significant litigation;
•significant changes in Marriott’s operating or financial circumstances, such as cash flow reductions or major write-offs;
•significant cyber-attacks or breaches of Marriott’s information security systems;
•significant changes to Marriott’s share repurchase program;
•material changes in Marriott’s dividend policies or the declaration of a stock split;
•significant changes in Marriott’s asset values or lines of business;
•a change of Marriott’s independent auditor or the auditor’s notification that Marriott may no longer rely on its audit report; and
•significant non-business matters which could affect the market for Marriott securities, such as a forthcoming research recommendation by a major brokerage firm, a forthcoming report or action by a major rating agency, listing or delisting of any of Marriott’s securities, or the intention by any party to buy or sell an unusually large amount of Marriott’s securities.
Information is considered nonpublic if it is not generally known by or available to the public. For purposes of this policy, material information about Marriott is considered to be available to the public only when:
•it has been released to the public by Marriott by means of broad public disclosure in a Marriott issued press release, a filing by Marriott with the U.S. Securities and Exchange Commission (the SEC), or otherwise in accordance with Regulation FD (Fair Disclosure) adopted by the SEC (as determined by the Executive Vice President and General Counsel or their designee); and
•sufficient time has lapsed following the time of public disclosure.
The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to cause information to be considered widely disseminated even when the information is accurate.

All short sales and derivative transactions are prohibited. Because of the inherent potential for abuse with short sale transactions (i.e., you sell securities that you do not own and deliver borrowed securities to the buyer), you are also prohibited from short selling Marriott stock or securities, whether or not the sale is “against the box” (i.e., a transaction in which you already own a number of securities at least equal to the number you sold short). You also may not buy, sell, write, or otherwise enter into any hedging or derivative transaction with respect to Marriott stock or securities, including options, warrants, puts, calls, and similar rights that have an exercise or conversion privilege that is related to the price of a Marriott security, or similar instruments with a value derived from the value of a Marriott security (in each case, other than employee stock options, stock appreciation rights, or other derivative securities that Marriott issues to you under any stock incentive plan (the Stock Plans)).
Prohibition on pledging Marriott securities or holding Marriott securities in margin accounts. Section 16 Reporting Persons are prohibited from holding directly or indirectly owned Marriott securities in a margin account. Executive Officers and independent directors are prohibited from pledging Marriott securities as collateral for a loan. All other Section 16 Reporting Persons are prohibited from pledging such securities as collateral for a loan without the prior approval of the Lead Independent Director. The Lead Independent Director may approve or deny the request in his or her sole discretion, and may consider a variety of factors in evaluating a request, including, without limitation, the size of the pledge relative to the individual’s other holdings, both direct and indirect, and Marriott’s shares outstanding; the nature and size of the associated transaction and the risk of foreclosure, including the financial capacity to repay the loan; protections against the appearance of insider trading, including prohibitions on transactions during trading black-outs; and the ability to timely report transactions on Form 4.
Elections under Marriott-sponsored plans are subject to this policy. The restrictions in this policy apply to elections you make involving the purchase or sale of Marriott stock for your account under (i) the company stock fund in the Marriott Retirement Savings Plan (i.e., the 401(k) plan) or any other Marriott-sponsored retirement plan (such company stock funds, collectively, the Retirement Plan Company Stock Funds) and (ii) the Marriott International, Inc. Employee Stock Purchase Plan (the ESPP). Therefore, if you are aware of inside information or are otherwise restricted from trading under this policy, you may not (i) make any change involving investment in the Retirement Plan Company Stock Funds, including a change in your allocation among investment funds or a change in your overall contributions to the plan if you contribute to the Retirement Plan Company Stock Funds (other than an election to cease making any contribution to the Retirement Plan Company Stock Funds), (ii) make or change an election for the payment or reinvestment of dividends on stock in the Retirement Plan Company Stock Funds, (iii) make an election to acquire or prepay a loan from the retirement plan if you have funds allocated to the Retirement Plan Company Stock Funds, or (iv) make any election to enroll in the ESPP or to increase or decrease your rate of contribution under the ESPP.
Stock award payroll tax elections are subject to this policy. If you receive stock-based awards under the Stock Plans, Marriott may offer you an election for meeting payroll tax requirements in connection with the vesting, exercise, or distribution of such awards. Making such elections may constitute trading on the basis of inside information under applicable securities laws (for example, if you have Marriott stock-based awards under the Stock Plans and you elect to reduce the number of shares delivered to you upon vesting by the shares needed to satisfy the related tax withholding obligation, your election can be viewed as an instruction to sell those shares). You therefore may not make or change such elections at any time that you are aware of inside information or are otherwise restricted from trading under this policy (however, a default net shares election made by accepting a stock award when you are aware of inside information or otherwise restricted from trading under this policy is permitted).
Family Members; Controlled Entities; Managed Accounts. Your family members who reside with you, others living in your household (other than a tenant or employee), and any family members who do not live in your household but whose transactions in Marriott securities are directed by you or are subject to your influence or control (together, Family Members) are bound by the same rules as you. Accordingly, you should not pass along inside information about Marriott or other companies to others who do not have a legitimate business reason to know the information, including your Family Members. You are responsible for compliance with this policy by your Family Members.
This policy applies to all investment decisions made by persons covered by this policy. Any restriction applicable to you (or a Family Member) under this policy also applies to securities that you or they are deemed to beneficially own or over which you or they exercise investment control (for example, securities in accounts on which you or they are listed as a co-owner or securities that you or they have the power to direct by virtue of being a stockholder, director, officer, partner, trustee or executor of a business, partnership, not-for-profit organization, trust, estate or similar entity) (any entity holding such securities, a Controlled Entity). A Controlled Entity may not buy, sell, gift, or otherwise trade in Marriott securities (or other securities) at a time when this policy does not permit you to do so for your own account.
Certain accounts known as “discretionary accounts” or “managed accounts” allow a broker or financial advisor, rather than the account holder, discretion over trading securities in the account. If you (or a Family Member) invest in a broker discretionary account or managed account (other than under an approved Rule 10b5-1 Trading Plan (as defined and discussed below)), you (or such Family Member) must instruct the broker or financial advisor not to trade in Marriott securities within such an account.
Mutual Funds and Exchange-traded Funds.
Investments in mutual funds or exchange-traded funds (ETFs) are exempt from this policy so long as Marriott securities comprise less than 10% of the fund’s holdings. However, investments in any other mutual fund or ETF where Marriott securities comprise 10% or more of such fund’s holdings are subject to this policy and shares of such mutual fund or ETF are treated as if they were Marriott securities.
3.2Restricted Associates
This Section 3.2 applies to Restricted Associates. You are a Restricted Associate if you are:
1.a member of Marriott’s Board of Directors;
2.the President and CEO;

3.a direct report of the President and CEO;
4.a direct report of one of the President and CEO’s direct reports;
5.involved in the preparation or review of Marriott’s financial statements, Form 10-Qs or Form 10-Ks, earnings press releases or earnings conference call scripts before they are publicly disclosed;
6.an attorney in Marriott’s Law Department holding the position of senior vice president, managing vice president, or assistant general counsel or above or in the Corporate Legal Affairs practice group;
7.designated a Restricted Associate by the Tax Department;
8.designated a Restricted Associate by senior management; or
9.an associate who is otherwise aware of inside information about Marriott.
Restricted trading window. Except as set forth below, Restricted Associates may only trade in Marriott securities during designated open trading windows. During a closed trading window, Restricted Associates may not (1) buy, sell, or gift Marriott stock, (2) exercise a stock appreciation right, (3) execute a same-day sale (i.e., a “cashless” or “broker-assisted” exercise) of an option, (4) make any other trade in Marriott securities, (5) make any change involving investment in the Retirement Plan Company Stock Funds, including a change in allocation among investment funds or a change in overall contributions to the retirement plan if you contribute to the Retirement Plan Company Stock Funds, (6) make or change an election for the payment or reinvestment of dividends on stock in the Retirement Plan Company Stock Funds, (7) make an election to acquire or prepay a loan from the retirement plan if you have funds allocated to the Retirement Plan Company Stock Funds, (8) enroll in, or increase or decrease the rate of contribution to, the ESPP, or (9) make or change an election of payroll tax withholding method under the Stock Plans. As a Restricted Associate, you also need to be aware of any outstanding limit orders you may have with securities brokers (sale or purchase orders), and you must cancel any limit order that has not been executed (i.e., remains outstanding) when the trading window closes. These trading window rules also apply to Restricted Associates’ Family Members and Controlled Entities. Even when the trading window is open, you may not engage in any of the activities described in this paragraph at a time when you are aware of inside information about Marriott.
Close of trading window. Typically, the trading window is closed from 5:00 pm (Eastern Time) on the last business day of each fiscal quarter (each March 31, June 30, September 30, or December 31, or if that day is not a business day, the preceding business day) through the end of the first full trading day following the later of (i) the date of Marriott’s earnings press release or (ii) the date of Marriott’s earnings conference call. For example, if the last business day of the first quarter is Friday, March 31, the trading window would close at 5:00 pm (Eastern Time) on that day. If the earnings release for that quarter is issued on Tuesday, May 2, and the earnings conference call also takes place on Tuesday, May 2, then the trading window would reopen at 5:00 pm (Eastern Time) on Wednesday, May 3. Marriott may also close the trading window and require some or all associates to refrain from trading in connection with major events or announcements. Marriott will notify applicable associates of any such window closure. If you are so notified, you may not engage in any of the activities described in the immediately preceding paragraph until you have been formally notified that the restriction has been lifted, and you should not disclose the window closure to others.
Exceptions. You may engage in the following transactions in Marriott securities even when the trading window is closed: (1) exercise of Marriott stock options (but not stock appreciation rights) when you both hold the stock you acquire until the trading window reopens and use cash to pay the strike price and all other exercise costs, including any required withholding tax; (2) use of net shares (i.e., reduction of shares delivered) to pay taxes on vesting or distribution of restricted stock units or deferred stock awards granted under the Stock Plans as a result of either a default net shares election (including a default net shares election made by accepting a stock award when the trading window is closed) or an election you make when you are not restricted from trading under this policy; (3) regular investments in the Retirement Plan Company Stock Funds through contribution and allocation elections that you previously established (i.e., contribution and allocation elections directed before a closed trading window or other restricted trading period); (4) automatic purchases of Marriott stock through the ESPP based on an election that you previously made (i.e., an election made before a closed trading window or other restricted trading period); (5) trades made under approved Rule 10b5-1 Trading Plans (as defined and discussed below); and (6) certain estate planning transactions that result in a mere change in the form of beneficial ownership, subject to pre-approval by the Law Department.
3.3Rule 10b5-1 Trading Plans
Even if you are a Restricted Associate or are otherwise aware of inside information about Marriott, trades of Marriott securities may be executed under a written, pre-arranged trading plan that (i) satisfies the conditions of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934 (the Exchange Act), and (ii) has been approved by the Law Department (a Rule 10b5-1 Trading Plan). You, your Family Members and your Controlled Entities can enter into or modify a Rule 10b5-1 Trading Plan only at times when you do not have inside information about Marriott and only when the trading window is open. Trades made under a Rule 10b5-1 Trading Plan are not subject to window period restrictions or the restrictions on buying, selling, gifting, or otherwise trading in Marriott stock or other Marriott securities while aware of inside information. The adoption of a Rule 10b5-1 Trading Plan, or the termination or modification of a previously approved Rule 10b5-1 Trading Plan, by you, your Family Members or any of your Controlled Entities requires approval by the Law Department and must comply with the criteria in Annex A, Criteria for Rule 10b5-1 Trading Plans.
You may not enter into a written trading plan or arrangement for trades of Marriott securities that does not comply with the conditions of Rule 10b5-1(c)(1) and the criteria in Annex A, Criteria for Rule 10b5-1 Trading Plans. For purposes of this policy, a limit order placed with a securities broker is not considered to be a written trading plan or arrangement.
If you wish to implement a Rule 10b5-1 Trading Plan, you should contact your broker to obtain their form and coordinate with the Law Department for review and approval of the proposed Rule 10b5-1 Trading Plan as required under this section. Fidelity, the current administrator for the Stock Plans, may be contacted at +1 (800) 544-6161 (or +1 (800) 823-0217 if you are a Section 16 Reporting Person).

For further information about Rule 10b5-1 Trading Plans and Marriott’s review and approval process, please contact the Corporate Secretary or the Senior Vice President and Associate General Counsel, Corporate Legal Affairs & U.S./Canada.
3.4Company Transactions
From time to time, Marriott may engage in transactions in its own securities. It is Marriott’s policy to comply with applicable U.S. federal securities laws and state laws when engaging in transactions in Marriott securities.
3.5Pre-Clearance Requirements
To assist with meeting the accelerated disclosure obligations mandated by the Sarbanes-Oxley Act of 2002, protect against inadvertent violations of insider trading and securities laws, and avoid the appearance of improper trading, Marriott has established additional obligations and processes for Section 16 Reporting Persons. The pre-clearance obligations and processes applicable to Section 16 Reporting Persons are described in Annex B, Pre-Clearance Procedures. Directors and corporate officers (as applicable) receive notice from the Law Department when they become a Section 16 Reporting Person.
3.6Questions, Reporting, and Other Requests
Questions about this policy, reports of insider trading or any inadvertent release of inside information, requests for approval of a Rule 10b5-1 Trading Plan, or requests for pre-clearance or other assistance for Section 16 Reporting Persons may be directed to the Corporate Secretary or the Senior Vice President and Associate General Counsel, Corporate Legal Affairs & U.S./Canada.
4.Compliance
Disciplinary action, up to and including termination, may result from any violation of this policy. Violators may also face civil penalties, criminal fines or jail terms.
5.Compliance Monitoring
The Corporate Secretary monitors compliance by Section 16 Reporting Persons as part of the pre-clearance process and annual reporting in Marriott’s proxy statements. The Marriott Executive Compensation Department works with Fidelity, the current administrator for Marriott’s Stock Plans, to maintain a list of Restricted Associates whose trading requests on Fidelity’s platforms are blocked during scheduled trading window closings. The Law Department sends periodic trading restriction reminders to the Restricted Associates that it is aware of, and individually addresses possible policy violations when it becomes aware of them.
6.Post-Termination Transactions
Although you are no longer subject to this policy after your employment or relationship with Marriott ends, federal and state insider trading laws and regulations continue to apply to you even after your employment or relationship with Marriott ends.

Annex A
Criteria for Rule 10b5-1 Trading Plans
The following requirements, reflecting the criteria under Rule 10b5-1(c)(1) of the Exchange Act and Marriott policy, apply to Rule 10b5-1 Trading Plans:
1.Approval. Any adoption, amendment, or termination of a Rule 10b5-1 Trading Plan by you or your Family Members or Controlled Entities requires pre-approval by the Law Department.
2.Inside Information and Good Faith Representations. New Rule 10b5-1 Trading Plans and amendments to previously approved and adopted Rule 10b5-1 Trading Plans (i) may only be entered into when you do not have inside information about Marriott and the trading window is open, and (ii) must include a representation that you: (a) are not aware of inside information about Marriott; (b) are adopting or amending the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act; and (c) will act in good faith for the entirety of the plan’s duration.
3.Plan Instructions. A Rule 10b5-1 Trading Plan must be in writing, signed, and either:
a.specify the amount, price, and date of the sales (or purchases) of securities to be effected;
b.provide a formula, algorithm, or computer program for determining when to sell (or purchase) the securities, the quantity to sell (or purchase), and the price; or
c.delegate decision-making authority with regard to the transactions to a broker or other agent who does not possess any inside information about Marriott or its securities.
You may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.
4.Cooling-Off Period. The Rule 10b5-1 Trading Plan must provide that the first trade under the plan may not occur until the expiration of a minimum cooling-off period as follows:
a.For members of Marriott’s Board of Directors, Section 16 Officers, and their respective Family Members and Controlled Entities: 120 days following plan execution.
b.For all others: 30 days following plan execution.
Unless otherwise approved by the Law Department, the same cooling-off periods apply following any approved modification of a Rule 10b5-1 Trading Plan.
5.Good Faith Requirements. You must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act. You must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.

6.No Hedging. You may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan, and you may not enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
7.Adoption of a New Rule 10b5-1 Trading Plan Following Earlier Termination. If a Rule 10b5-1 Trading Plan is terminated or revoked early, then at least 30 days must elapse before you may adopt a new Rule 10b5-1 Trading Plan, which plan must be pre-approved by the Law Department.
8.Trades Outside of a Rule 10b5-1 Trading Plan. You may execute trades outside of an approved Rule 10b5-1 Trading Plan provided that (i) you are otherwise permitted to trade under this policy and do not possess inside information; (ii) you hold sufficient shares to fulfill the Rule 10b5-1 Trading Plan instructions; and (iii) the trades are not opposite way transactions (i.e., if the plan instructions are to sell shares, you may only sell shares outside of the plan and may not buy shares outside of the plan).
9.Multiple or Overlapping Rule 10b5-1 Trading Plans Prohibited. The implementation of multiple, concurrent or consecutive Rule 10b5-1 Trading Plans with overlapping terms is prohibited (subject to limited exceptions that may be discussed with the Law Department).
10.Limitation on Single Trade Rule 10b5-1 Trading Plans. You may only put in place one single-trade Rule 10b5-1 Trading Plan (i.e., a plan designed to effect an open market purchase or sale in a single transaction) in any 12-month period (subject to limited exceptions that may be discussed with the Law Department).

Annex B
Pre-Clearance Procedures
1.In addition to abiding by the general and Restricted Associate rules described above, Section 16 Reporting Persons must pre-clear any transactions in Marriott securities, including all transactions subject to the trading window as discussed in Section 3.2 of this policy and the adoption, amendment, or termination of Rule 10b5-1 Trading Plans. The pre-clearance rule also applies to trading by such persons’ Family Members and Controlled Entities.
The Law Department is responsible for pre-clearing transactions covered by this Annex B and for establishing pre-clearance procedures. Unless otherwise directed by the Law Department, the following procedures apply:
•Requests for pre-clearance should generally be sent in writing (or electronically) to the Corporate Secretary (or other position designated by the Executive Vice President and General Counsel). The pre-clearance request must specify the details of each proposed transaction, including the nature of the transaction, the number of shares to be involved, the anticipated timing, and the broker’s contact information. In addition, prior to receiving pre-clearance, the Section 16 Reporting Person must confirm in writing that they are not aware of any inside information about Marriott.
•As part of the pre-clearance process, the Law Department will (i) determine whether the securities trading window is open or whether the Section 16 Reporting Person is covered by any other trading blackout; (ii) review records of transactions reported to Marriott to assist Section 16 Reporting Persons in determining whether there could be any “matchable” transactions creating liability for short-swing trading profits; (iii) consider whether the proposed transaction would result in a violation of Marriott’s stockholding requirement policy; and (iv) consider whether there is any other reason that the Section 16 Reporting Person should not enter into the proposed transaction. The Law Department will promptly communicate pre-clearance decisions (and any associated terms) to the Section 16 Reporting Person and Fidelity (or other broker as directed by the Section 16 Reporting Person). Section 16 Reporting Persons should treat as confidential any response from the Law Department indicating that a transaction is not pre-cleared.
•Pre-clearance of a proposed transaction is effective through the earlier of (i) the date and time indicated by the Law Department at the time of pre-clearance (generally the end of the second full trading day following the day that the Law Department grants the clearance), or (ii) the time when the Section 16 Reporting Person becomes aware of inside information about Marriott. If the transaction order is not placed within that time period, the Section 16 Reporting Person must request and obtain pre-clearance again.
•Pre-clearance is not required for (i) option exercises for cash, including the cash payment of the strike price and all other exercise costs, including any required withholding tax (but pre-clearance is required for “cashless” or “broker-assisted” exercises and other sales of securities acquired upon exercise of the options or exercise of stock appreciation rights); (ii) sales of Marriott securities to Marriott; (iii) trades made under an approved Rule 10b5-1 Trading Plan; (iv) regular investments in the Retirement Plan Company Stock

Funds through contribution and allocation elections that you previously established (i.e., contribution and allocation elections directed before a closed trading window or other restricted trading period); and (v) automatic purchases of Marriott stock through the ESPP based on an election that was previously pre-cleared. However, Section 16 Reporting Persons must still immediately notify the Corporate Secretary after entering into any of the foregoing transactions to ensure that they are reported on a timely basis.
2.Each Section 16 Reporting Person is responsible for his or her ultimate compliance with insider trading rules and should continually evaluate his or her awareness of inside information about Marriott throughout any transaction process. Pre-clearance by the Law Department is intended to assist Section 16 Reporting Persons with this evaluation but it is not confirmation that a transaction complies with all insider trading rules or other applicable law.

EFFECTIVE: JANUARY 01, 2005
PUBLISHED: JANUARY 01, 2005